Exhibit 99.1

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

TRANSCEPT PHARMACEUTICALS, INC.

Transcript of Investor Conference Call

Moderator: Tom Soloway, SVP & CFO, Transcept Pharmaceuticals

August 3, 2009

8:30 am, Eastern time

Operator: Good day everyone and welcome to today’s Transcept conference call on its Agreement with Purdue Pharma to Commercialize Intermezzo in the U.S. Just a reminder, today’s call is being recorded.

It is now my pleasure to turn the conference over to Mr. Tom Soloway. Please go ahead, sir.

Tom Soloway: Thank you, operator and good morning everyone. My name is Tom Soloway and I’m the Chief Financial Officer of Transcept. Thank you for joining us today to discuss our recently signed license and collaboration agreement with Purdue Pharma for the commercialization of our lead product candidate Intermezzo in the United States.

Joining me on the call today is Glenn Oclassen, our President and Chief Executive Officer.

Yesterday we issued a press release and today we filed a Form 8K with the SEC providing details of the collaboration. Both of these documents can be found on our Web site at www.transcept.com.

In addition, a Webcast of this call will be available on our Web site beginning shortly after the conclusion of this call and will be archived there until September 7, 2009.

We remind you that this conference call contains forward-looking statements that are intended to be covered under the Safe Harbor provided by the Private Securities Litigation Reform Act.

Example of these forward-looking statements include but are not limited to statements regarding expected timing of potential FDA approval of our new drug application for Intermezzo including the Purdue PDUFA, potential future royalties and milestones under the license and collaboration agreement with Purdue Pharma, the roles of Transcept and Purdue Pharma under the licensing and collaboration agreement, the potential for Intermezzo to be the first prescription sleep aid approved for middle of the night awakening, plans and expectations for commercialization of Intermezzo, expectations regarding potential ex-U.S. marketing collaborations, plans for development of internal sales and marketing capacity, the size and scope for potential markets for Intermezzo, expectations regarding Purdue Pharma’s prioritization of Intermezzo, marketing efforts and expansion of its sales force, expected dosage strengths of Intermezzo and the potential for Intermezzo to reduce sedative hypnotic exposure and other potential benefits of Intermezzo.

These forward-looking statements are based on the information available to us today. We may not actually achieve the plans, carry out our intentions or meet the expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Also, results or events could different materially. We assume no obligation to update these statements as circumstances change except as required by law.

For additional information, please see the forward-looking statement section in last night’s press release and the risk factor sections of our annual report on Form 10K and the 10Q that was filed on May 15.

I will now turn the call over to Glenn Oclassen, the Chief Executive Officer of Transcept Pharmaceuticals.

Glenn Oclassen: Thanks Tom and thank you all for joining us this morning. Our agreement with Purdue Pharma for the commercialization of Intermezzo in the U.S. is the most important commercial event in Transcept history and it’s a major validation of the Intermezzo market opportunity.

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

The terms of our collaboration will add to our already significant cash reserves, create the potential for significant royalty and milestone revenue in the future and align us with a power U.S. marketing partner.

Transcept has also granted Purdue exclusive negotiation rights with respect to Canada and Mexico. However, we’ve retained rights to commercial Intermezzo in the rest of the world.

Most importantly the agreement also provides Transcept with the option to promote Intermezzo to psychiatrists in the United States, which supports our long-term goal of becoming a fully integrated pharmaceutical company focused on proprietary products that address important needs in the field of neuroscience.

On our call this morning we’ll provide an overview of Intermezzo and its market potential, review the terms of our agreement with Purdue, discuss our view of the benefits that that agreement offers Transcept and our shareholders and finally take questions from you.

Intermezzo is a uniquely designed sublingual low dose formulation of Zolpidem that we believe has the potential to be the first prescription sleep aid specifically approved for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep.

On September 30, 2008 we submitted a new drug application for Intermezzo to the FDA and the agency has established October 30, 2009 has the PDUFA date for the review of this NDA.

Waking up in the middle of the night is the insomnia symptom most frequently reported in the general population. Based on a recently published study of nearly 9000 individuals, the Stanford Sleep Epidemiology Research Center has estimated that approximately 1/3 of adults in the United States experienced middle of the night awakenings at least three times each week.

This study concluded that more than 90% of those subjects who had experienced such awakenings reported that this insomnia system—symptom, excuse me, persisted for at least six months and approximately 11% of these patients had consulted a physician with regard to this sleep condition.

Obviously if Intermezzo is approved, this latter group—that group that had consulted a physician for help with their problem—would form an important target for future commercialization efforts. It is interesting to note that in the Stanford Study fewer than 25% of those experiencing frequent middle of the night awakenings reported difficult going to sleep at bedtime.

The FDA has not previously approved any sleep aid specifically for use at the time that a middle of the night awakening occurs. The most commonly prescribed sleep aids are formulated at doses that are sufficiently high to require that patients be able to spend seven to eight hours in bed after dosing.

Although such products can be used at bedtime to prevent a middle of the night awakening, their higher doses and prolonged duration of action make them unsuitable for use in the middle of the night at the time that an awakening actually occurs as this use could increase the risk of residual sedative effect the next morning.

Middle of the night awakenings typically do not occur every night. Thus, treating this problem at bedtime with a seven to eight hour high dose sleep aid requires that patients either guess successfully regarding which nights an awakening might occur or they have to use a long acting sleep aid every night.

As a result, many patients may use a sleep aid more often than necessary and at higher doses than necessary. We believe that Intermezzo by combing our uniquely designed low dose formulation of Zolpidem with administration only on those nights and at that time a middle of the night awakening actually occurs has the potential to reduce unnecessary sedative hypnotic exposure.

Intermezzo utilizes a proprietary sublingual formulation intended to accelerate the absorption of Zolpidem, which is the most frequently prescribed sleep aid in the United States. According to IMS Health, more than one billion Zolpidem tables were prescribed in the U.S. in 2008.

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

Based on the available scientific literature, we believe that Intermezzo contains the lowest dose of Zolpidem that has been shown to induce sleep in a manner statistically superior to placebo. If approved, Intermezzo is expected to be available in doses that are 65% and 72% lower than the comparable doses of Ambien and Ambien CR respectively.

Our proprietary formulation facilitates rapid absorption so that when taken in the middle of the night, patients can return to sleep quickly, but yet employs a dose that is low enough that patients can awaken the next morning without residual affects.

This was demonstrated in two Phase III clinical trials wherein Intermezzo enabled patients to return to sleep rapidly after a middle of the night awakening and yet wake up four hours later with residual affects that were not significantly different from those of placebo.

If approved with the requested indication for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep, Intermezzo is expected to have the first truly differentiated indication statement in the sleep aid market in many years.

Thus we anticipate Intermezzo will be strongly positioned in the insomnia market in the United States and we also see a significant opportunity for this innovative insomnia treatment strategy in the rest of the world where we have retained our rights.

We have consistent stated our belief that a strong marketing partner is critical to maximize the value of Intermezzo. Identifying the right partner to launch Intermezzo in the United States has been a top priority for us in 2009. And our agreement with Purdue is truly a transforming event for Transcept.

This collaboration enables Transcept to leverage the proven capability of an accomplished organization committed to making the substantial investment necessary to commercialize Intermezzo in the USA.

This agreement further strengthens our financial position and now enables us to focus more attention on pursuing opportunities with commercialization partners in the rest of the world.

Most of you know Purdue Pharma as one of the largest most successful and firmly established pharmaceutical companies in North America with 2008 revenue exceeding $2 billion.

Purdue has a broadly integrated U.S. commercial organization, a strong position in the primary care market and a growing pharmaceutical sales capability.

We believe Purdue possesses the expertise, the infrastructure, relationships and the resources that will enable us to successfully commercialize Intermezzo in the U.S. insomnia market.

As we evaluated potential partners, our goal was to identify a company with a substantial U.S. primary care marketing capability to launch Intermezzo. Purdue earned its reputation in primary care by building a dominant franchise in the pain category and raising broad awareness of its products among internists and primary care physicians.

Purdue has demonstrated its ability to successfully compete against larger pharmaceutical companies in sizeable markets. While insomnia represents a new indication within Purdue’s portfolio, there is an important overlap between the top prescribers of pain medications and the top prescribers of insomnia therapeutics.

We believe this puts Purdue in an excellent position to leverage and build upon its existing relationships in launching and marketing Intermezzo. In the course of our search for the right partner, we were looking for a U.S. company with an effective sales force and a strong track record with managed care.

Purdue has an integrated infrastructure that extends broadly from field sales and medical education to managed care and national accounts. And Purdue plans to expand its sales team in connection with the commercialization with Intermezzo and to employ this entire expanded sales team to promote our product.

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

This field sales effort will be supported by the Purdue managed care and national accounts groups which already have solid relationships in place with key payers and distribution channels.

In structuring our relationship, an additional goal was to ensure that this agreement would support our ability to become an integrated specialty pharmaceutical company while ensuring maximum control over how we manage and invest our resources.

Of significant importance is the fact that our agreement with Purdue allows Transcept to co-promote Intermezzo to U.S. psychiatrists. If we execute this co-promotion option, Transcept will receive an additional double-digit royalty on sales generated by psychiatrists in the U.S. market, and that is on top of the base royalty.

Transcept may begin co-promoting Intermezzo as early as one year after launch and this option provides us with the ability to pick the most economically opportune time to begin building our sales and marketing capability.

We began a full-scale Intermezzo market research and marketing planning program over a year ago. Using that as a foundation, we have already begun to work with Purdue to prepare for the launch of Intermezzo and we look forward to working in collaboration with them to maximize our success in the marketplace.

I’d now like to turn the call back over to Tom Soloway, our Senior VP and Chief Financial Officer who will take us through the key financial terms of this collaboration agreement.

Tom Soloway: Thanks, Glenn. In addition to the joint press release we issued with Purdue last night, Transcept has filed a Form 8K with the SEC that describes key provisions of the agreement, which are as follows:

Transcept has granted Purdue an exclusive license to market, sell and distribute Intermezzo in the United Sates. Under the terms of this agreement, Transcept is responsible for managing the process leading to NDA approval and the associated expenses.

Upon approval, Transcept will transfer the Intermezzo NDA to Purdue after which Purdue is obligated to maintain the NDA at its expense. Purdue is responsible for funding all primary care physician and patient related Intermezzo marketing and selling expenses.

Transcept has also granted Purdue exclusive negotiation rights with respect to Canada and Mexico. However, we have retained the rights to commercialize our product in the rest of the world.

A key provision of this agreement is that Transcept retains the option to co-promote Intermezzo to psychiatrists in the United States. Under the terms of the agreement, Transcept is eligible to receive tiered double digit royalties on all sales of Intermezzo in the United States; an upfront non-fundable $25 million cash payment and up to an additional 120 million in potential milestone payments.

The royalties are structured as follows:

Purdue will pay Transcept a double-digit base royalty that ranges up to the mid-20% level of U.S. net sales of Intermezzo. The royalty rate is determined by a combination of milestones related to the issuance of patents and the achievement of sales targets within each calendar year.

Under the terms of the co-promotion option, Transcept would receive an additional double-digit royalty on net sales of Intermezzo to psychiatrists in the United States once the Transcept sales team begins to co-promote the product.

This co-promotion royalty would be in addition to the base royalty on all U.S. net sales. The co-promotion royalty rate depends upon the length of time between product launch and the date we exercise the co-promotion option. Transcept may begin co-promoting Intermezzo with Purdue as early as one year after launch and as late as 55 months after launch.

Turning now to the cash payments for Transcept. These are structured as follows:

Transcept will receive a non-refundable $25 million cash payment from Purdue within the next 10 business days.

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

Transcept is eligible to receive an additional payment of up to 30 million following FDA approval of Intermezzo. This payment and remaining milestone payments are subject to Purdue’s decision to continue with the agreement following its review of the FDA approval.

In the event that the timing of FDA approval extends beyond June 30, 2010, the regulatory milestone begins declining $2 million per month. Transcept is also eligible to receive up to an additional $90 million in future milestone payments related to the issuance of patents and upon the achievement of certain U.S. net sales targets; provided Purdue elects to continue with the commercialization of Intermezzo after FDA approval of Intermezzo.

With that brief overview, I will now turn the call back to Glenn for some closing comments.

Glenn Oclassen: Thank you, Tom. Obviously we’re very excited about the opportunity to work with Purdue and the fact that this opportunity is driven by our success in creating and developing Intermezzo.

We conducted a thorough and competitive partner selection process and we believe we found the ideal partner for the U.S. commercialization of Intermezzo.

Purdue has a proven sales and marketing organization with what we believe to be the optimal recombination of resources, expertise and relationships to drive product awareness, distribution and prescriptions in the primary care market.

If approved by the FDA, we are confident that Intermezzo will occupy a prominent position in the Purdue product portfolio and the U.S. insomnia market.

The agreement provides Transcept substantial near term and potential long-term access to non-dilutive capital and the opportunity to focus on the key development licensing and commercialization activities necessary to achieve our goals.

With the U.S. marketing agreement in place, we can work with Purdue to maximize the value of Intermezzo as an innovative new insomnia therapeutic and yet be able to turn our attention to establishing partnerships in other markets around the world.

We will now be focusing our internal product development and in licensing activities on products that complement the specialty marketing and sales opportunity created by the Intermezzo co-promote option.

Before we move to the Q&A I’d like to thank the employees of Transcept for their truly tireless efforts in developing Intermezzo and securing this partnership with Purdue. Without the energy and enthusiasm of this team, today’s announcement obviously would not have been possible.

I’d also like to thank Purdue management for their strong interest in Intermezzo—this is going to be an important product for them—and for their collaborative spirit.

And we look forward to working together with Purdue to introduce this exciting new therapy for insomnia patients who awaken in the middle of the night and have difficult returning to sleep.

With that, I’d like to open the call for questions.

Operator: Thank you, sir. If you would like to ask a question at this time, please press star 1 on your touchtone telephone. Just a reminder if you are joining us on a speakerphone today, please make sure your mute function is disengaged to allow your signal to reach our equipment. Once again that is star 1 on your telephone.

We’ll go first to Bill Tanner with Lazard.

Bill Tanner: Thanks and congratulations on getting this deal done guys.

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

Glenn Oclassen: Thanks. Thanks Bill.

Bill Tanner: Just a couple of questions. First on—you know, thinking about obviously you guys have retained ex-U.S. rights. So if you could just help us understand a little bit what kind of, you know, clinical trial requirements, regulatory requirements there may be and any potential, you know, roadmap we could follow in terms of trying to presumably establish some kind of a commercial collaboration ex-U.S.

And then secondly, just on the—you know, you’re in the last three months- or 90 days of the review cycle. So I guess you never know when the FDA may be asking for more data. Just curious if you could characterize how those conversations are going with the agency with the expectation or not that they may ask for anything else.

Glenn Oclassen: Bill, with regard to ex-U.S., that becomes a high priority for us now. We spent most of our time investigating the opportunity in Europe. I will tell you that it looks somewhat better than we thought it would be initially.

Between now and the end of the year, we expect to learn what might be required in additional data beyond the U.S. filing. We’re going into the authorities there with the assumption that we will not require additional data beyond what’s in the U.S. filing but we’re prepared clearly to conduct additional studies if necessary in cooperation with the partner.

The rest of the world, Asia in particular, is an additional priority and I would say that we’re at a little earlier stage of evaluating that but will be cranking that up now that the Purdue deal is in place.

With regard to the situation with FDA, we’ve been in active discussion with the agency over the last several months. Thus far that discussion has focused entirely on the issue of properly instructing a patient for use of a product, a sleep aid, in the middle of the night since this dosing strategy is new and unique.

At this point there’s been no issue raised about additional data. Doesn’t mean there won’t be, but it certainly has not occurred so far and we are firmly convinced that they’re actively working on the file.

Bill Tanner: And then just finally if one more: Any expectation for a panel do you think?

Glenn Oclassen: We—there has been no indication anywhere in this entire process with the FDA that there might be a panel. Again, doesn’t mean they can’t change their minds but we haven’t seen any, even a hint that they’re thinking of this.

Bill Tanner: Okay. Thanks very much and congratulations again.

Glenn Oclassen: Thanks Bill.

Operator: Our next question today is from Mike King with Merriman.

Mike King: Good morning guys and let me add my congratulations.

Glenn Oclassen: Thanks Mike.

Mike King: Hopefully I don’t take up too much of your time but just wondering a couple of things about the commercial relationship. Can you talk about—you said in your formal remarks that you’re going to transfer the NDA to Purdue. I’m just wondering, you know, why that is?

Glenn Oclassen: Well until the NDA is approved, it’s entirely our responsibility and we’ll be pursuing the approval. At the time that it is approved, we will be transferring the NDA because it does refer in its entirety to the U.S. and the U.S. only and this seemed to be the best way to enable Purdue to manage the subsequent interactions with FDA.

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

After the NDA is approved, they’re responsible for any post marketing studies should such occur or such be needed, of which we don’t have any evidence of at this point. But it just seemed best for the filing to be in their hands because they’re the ones who are going to be interacting with the FDA following the approval of the drug.

Mike King: Okay. And then does that include, you know, medical monitoring and such?

Glenn Oclassen: It does.

Mike King: Okay. And then can you talk a little bit about a couple of other things? Are there any royalty claw backs? In other words, are your milestones free and clear or are there, you know, some, you know—is there some payback that you got to make up in the royalty range to—until they exceed the amount of the milestone?

Glenn Oclassen: There are— I understand what you’re saying—no, there are no interactions between royalty and milestone such that we don’t get the royalty until we pay back the milestone or something of that sort. No. The two are quite separate.

Mike King: Okay. Can you talk about any of the commercial metrics, what position in the bag, how many reps are they going to put on the—on the product? What, you know, are there—are there discussions of dollars of promotion or a number of details, et cetera?

Glenn Oclassen: When we decided to go into business here in the United States with Purdue, it was done primarily on the strong feeling that this would be an important product to the company and would be an opportunity for them to broaden their product base in a way that was meaningful and would be motivating to their marketing and sales teams.

We’re not going to go into the details of the promotional side of the agreement at least in part because Purdue’s a private company and they have absolutely no motivation to reveal any of that sort of information and we certainly respect that.

Suffice to say that they are making a substantial commitment to this product and will be giving it a full launch in the U.S. once approved by the FDA.

Mike King: Okay. I’ll get back in queue. Thanks for taking the questions.

Glenn Oclassen: Thank you.

Operator: Our next question today is from Corey Davis with Natixis.

Corey Davis: Thanks. Good morning. With respect to the—any R&D commitments from Purdue, is there some sort of joint committee that would decide how to spend additional R&D dollars after approval or would the transfer of the NDA—is that entirely in their hands? I’m thinking about a Phase IV program to look at things like maybe a reduction in pain end points that Intermezzo could help improve.

Glenn Oclassen: There is a joint development committee and it will be an active one. And we expect that committee to not only discuss additional work with the product on behalf of the U.S. market but the interaction between the U.S. markets and overseas because obviously if we’re doing studies, additional studies, the FDA is going to have to be fully informed on those no matter what part of the world, you know, in which they’re conducted.

So we expect to be working very closely with Purdue on making the most of the product not only through marketing but also through additional product research, clinical research that we might conduct.

Corey Davis: And I certainly understand the line you have to walk with respect to disclosure but in terms of the royalty thresholds, can you talk about how many thresholds there are up to 25%?

Glenn Oclassen: I’ll refer that one to our CFO and he can say no to you.

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

Tom Soloway: Thanks, Glenn. Good morning, Corey. Yeah, as Glenn discussed earlier, I mean what we’re able to disclose right now is that the royalties are double digit and that they do range up to the mid 20% level.

You know, we believe that we have a—have a favorable royalty structure here. And one of the things that was very important for our—for us in negotiating this deal for our stockholders was to make certain that we were able to participate in the what we hoped will be and anticipate being the substantial upside in this product in the market.

And so we hung in there for it for a very nice royalty rate. They are tiered—they are tiered based on annual net sales levels to the upper mid 20% level and we believe that those—that those levels are reasonable and commensurate with a deal of this type.

Corey Davis: Are the royalties reset each year or are they cumulative?

Tom Soloway: Corey, I’m sorry, we’re just not able to go into that level of detail beyond what we’ve disclosed in the 8K right now.

Corey Davis: All right. I’ll ask another question you probably can’t answer. Is the—I think you mentioned that the issuance of the patent has a role in the royalty rate. Is that going to bump you up to a permanent new base threshold or no comment?

Tom Soloway: It’s a good question but again not able to answer right now.

Corey Davis: I guess I got to find a question that you can answer. But maybe just give us an update then on the state of the patent issuance. I think last we spoke the patent office was doing its usually kind of slow review of your pending stuff.

Tom Soloway: Sure. You know, as we’ve disclosed in the past, we had been deep in patent prosecution on our family of formulation patents. And that continues. And, you know, we’ve said repeatedly and had this as a stated goal for the company that we’re hoping for a notice of allowance on the formulation patents this year.

I don’t think we’re ready to back off of that at this point in time. I think that still seems like a reasonable goal, you know, with the caveat that we’re not in control of the tempo at the USPTO.

We’ve also had recently, which is made public by the USPTO, a first office action on our method of use patents, which we’d also said we anticipated some time this summer. And so far things are—things are looking reasonable.

Corey Davis: Last question is, Glenn I think you mentioned that some of the interaction you had with the FDA concerned the issue of properly instructing patients. So is there a way to do that other than in the patient medication guide or are you discussing kind of novel techniques such as a REMS program?

Glenn Oclassen: We will undoubtedly wind up with a REMS program, almost everybody does these days and I don’t think we’re going to be an exception. I don’t think it’s going to be anything too elaborate.

But so far the great bulk of our effort in properly instructing patients is a combination of the way in which we package the product which is reducing the standard package to ten tablets, because they’ll be probably fewer tablets used per month of Intermezzo than of the longer acting sleep aid.

And also providing substantial coaching and information for patients in a med guide that is somewhat more complete shall we say and elaborate than the typical med guide.

This is all real time stuff as you might imagine so I don’t know exactly how all of it’s going to work out, but it is under active discussion with the agency on almost a dayby-day basis.

Corey Davis: Great. Thanks Glenn; that was very helpful, unlike Tom’s answers.

Glenn Oclassen: Thanks, Corey.

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

Operator: Moving on, our next question today is from Andrew Hilgenbrink with Jeffries & Company.

Andrew Hilgenbrink: Congrats guys on just getting the deal done. Do you have any—will this allow you to launch immediately upon approval then or will there be a ramp up time to prepare for the launch?

Glenn Oclassen: No, we and Purdue have decided jointly that they are actually going to launch the product and will be the sole marketer and seller of Intermezzo for the first year.

We have the right to opt in such that we can begin promoting the psychiatrists after about a year.

And the timing—pardon me, the timing of that will really depend on a series of factors, what sort of revenues the product is generating, what else is in the bag for us potentially? What else is in our development pipeline?

We have a number of projects underway but we haven’t moved anything up to the first priority status yet.

So we’re going to be focusing a lot of attention on those kinds of decisions, all of which will affect the timing of our exercise in the co-promote option.

I think the most important thing is, is that that option puts us in control of our own future because it provides an assurance of the revenue and the product contribution that will be the foundation of our effort to build a specialty marketing and sales team.

So we know that that revenue is going to be there, we don’t obviously know exactly in what quantity. But it enables us to plan in a much more coherent fashion and think more clearly about other products to add to the bag as we go forward with a team that can be effective in marketing and selling to the psychiatrist audience.

Andrew Hilgenbrink: Can you indicate as to whether Purdue will be ready from day one though if you were to receive approval on October 30, would you be ready to launch, would Purdue be ready to launch November 1?

Glenn Oclassen: I would doubt that it will occur quite that quickly but certainly the motivation for everybody involved is to launch as quickly as possible after approval.

There are some issues that are involved in transferring the product from Transcept to Purdue, we’re working very hard on those right now.

But certainly the key rate limiting factor on the introduction of the product is simply the approval at this point.

We have scaled up manufacturing and we’ve done all of the key things on the CMC side to get the product ready to launch. But the actual launch date is not really one that can be predicted at this point, but suffice it to say that it is very, very important to both companies that we launch just as rapidly after approval as possible.

Andrew Hilgenbrink: And do you have any direction on what the use of this cash will be now that you have $100 plus million on the balance sheet? And will commercial costs I guess going forward, are there other deals out there that you’re looking at? Or can you provide any clarity on or color on the future product scene?

Glenn Oclassen: Not yet. We’re—we began the effort several months ago to do two things, one is to more fully evaluate some products that we already have in house that are inventions that have occurred among our own team.

And that effort is underway, it’s still exploratory. At the same time we’ve been taking a very broad look at the market of neuroscience related drugs and in particular those that are prescribed by the psychiatrists.

At this moment in history as you know, the cash is rather more valuable than it was a few years ago and there are a number of companies with interesting assets and not a lot of resources to pursue those.

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

So one of our problems has been almost too many alternatives, but it’s an important thing for us for the future. And you can be assured that we’re going to spending a substantial amount of effort as I say not only evaluating the opportunities we have in house but also those that are out there as well.

Andrew Hilgenbrink: I don’t know if you can answer this one or not, but can you provide the sales maximum needed to reach the top tier royalty rate?

Glenn Oclassen: No, we’re not going to provide that kind of data for all the reasons previously stated.

Andrew Hilgenbrink: One last one, with extension press release that was put out, I believe it had talked about the one issue the FDA requested was to additional information on dosing instructions.

Now you—can you say that most of your interactions with the agency have been more on wording and labeling than other issues?

Glenn Oclassen: I think that the—you know we’ve obviously had a long history of interactions with the agency that stretches back four or five years.

The recent interactions, the recent questions have focused on instructions. And that was obviously the subject of the press release that came out a month or two ago.

And—but that certainly does not mean there are not other questions in their heads that are going to come up later. Those are the questions that have come up so far.

Andrew Hilgenbrink: Thank you for the questions—or answering questions and good luck.

Glenn Oclassen: Thank you.

Operator: And as a reminder if you would like to ask a question, please press star 1 at this time. Our next question today is from Edward Nash with Merriman.

Edward Nash: Hi, good morning guys and congratulations, pile up the congratulations there. Wanted to ask you to talk more, something on the more broader level, if you could just talk maybe a little bit about that you have the option that co-promotes the psychiatrist, can you talk a little bit about currently in the insomnia market what percentage of scripts are written by psychiatrists versus that of just primary care doctors?

To give an idea of what kind of market you guys would be fighting in to?

Glenn Oclassen: Yeah, the sleep business is largely a primary care business. It’s the reason that we work so hard to find a primary care partner in the US. However, psychiatrists write—and this is public information, psychiatrists write roughly 15% of all sleep prescriptions.

So they’re—pardon me, they’re rather productive prescribers of these drugs. The—but the primary care is—are prescribers of in excess of 75% of total prescriptions.

There’s hardly anybody who is a practicing physician who doesn’t write a prescription for a sleep aid once in a while. And as I say that was the key reason that we really sought out a strong primary care partner.

Edward Nash: Okay great. And also just—I know you had addressed some issues on REMS and just talking a little bit about educating the patient, working with the FDA and trying to educate the patient about middle of the night wakening.

So it seems like other therapeutic categories are obviously being forced in to more and more often now doing the REMS. And it sounds like you guys are already in the thinking process of this.

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

Are you really kind of all—just kind of jumping the gun and go ahead and getting started on this almost assuming that the FDA is going to require this of you?

Glenn Oclassen: We are assuming that the FDA is going to require that of us and doing our best to prepare fully for that.

Edward Nash: Perfect. Great, thanks and congratulations again.

Glenn Oclassen: Thank you very much.

Operator: Our next question today is from Jason Napodano with Zacks Investment Research.

Jason Napodano: Hi guys, congratulations.

Glenn Oclassen: Thanks Jason.

Jason Napodano: Just to kind of pick up a little bit of where the last caller just asked about the psychiatry market, will Purdue be targeting any psychiatrists during that first year?

Glenn Oclassen: Yes, they will be included in their high prescriber list will be those prescribers who are the most prolific writers of prescriptions for sleep aids.

Now clearly once we begin promoting to the psychiatrists assuming that that is something we decide to do, we will be covering a larger number of psychiatrists than they will be able to.

But they will certainly be calling on the most productive prescribers among the psychiatrists specialty.

Jason Napodano: And what are your thoughts on the size of the force that’s necessary to target that market?

Glenn Oclassen: I—for—in an overall situation?

Jason Napodano: Yeah, for you guys.

Glenn Oclassen: Well we’ve previously discussed the fact that we would expect to be communicating directly with sales reps with somewhere between 14,000 and 16,000 psychiatrists.

That would mean eventually building to a sales team of perhaps 110 at the most, 120 representatives. We might not go to that number right off the bat but that would be an eventual target if we want to serve all of the highest prescribers.

Jason Napodano: Gotcha. And just a clarification on Canada and Mexico, is that an option for those areas or a right of first refusal? Can you explain that a little bit?

Glenn Oclassen: In essence what we’ve agreed, in return for appropriate consideration we’ve agreed with Purdue to hold off on discussing the Canadian and Mexican rights with any other party.

And that calls for continued payment as long as we hold off.

Jason Napodano: Okay, so if you do decide to move forward in Canada and Mexico with Purdue is there additional milestone payments or will that just fold into the existing agreement?

Glenn Oclassen: That’s yet to be determined.

Jason Napodano: Okay. Thank you.

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

Glenn Oclassen: Yes sir.

Operator: We’ll go back to Mike King with Merriman.

Mike King: Thanks for taking the follow up, I appreciate it. Just down to, sort of, little dregs here. The reimbursement discussions, Glenn can you characterize you know what kind of discussions you may be having with payers or would you expect, you know, a majority of the scripts to be paid for on an out of pocket basis?

Glenn Oclassen: So we’re certainly going to work with Purdue to seek reimbursement for Intermezzo along with other hypnotic agents. We’ve done a substantial amount of foundation work with payers.

And to be honest with you we were relatively encouraged by the fact that payers seemed to understand that less frequent use of an innovative form of a low dose product could reduce overall patient exposure to the hypnotic sedative category.

And they seemed to agree that that was a rational approach and worth while. And it’s really the only drug indicated for that particular use, for middle of the night use at the time an awakening actually occurs.

It doesn’t mean that we’re suddenly going to become tier two and 100% of the clients across the country, but it means we believe that we are not going to be getting the complete straight arm from managed care on this product because it does offer an important new innovation and is the only product indicated for the use that is—we expect to be described in the package insert.

Mike King: Okay, thanks for that. And just a separate question, do you have a joint steering committee with Purdue, you know if you were to—you know who decides whether you seek new indications or new dosage formulations or presentations, etcetera?

Glenn Oclassen: Yeah, we have two joint committees; there is a joint commercialization committee that focuses on marketing and selling issues. And there is a joint development committee that focuses on exactly the issues that you described. We expect both of these committees to be very active.

Mike King: Who has the—are they split equally or is there someone who’s got a majority?

Glenn Oclassen: It’s probably a little more down in the details than we’re willing to reveal but we feel that in both cases the committees provide both Purdue and Transcept with an appropriate voice in making key decisions on the product.

Mike King: Okay great, thanks again.

Operator: And we’ll go back to Corey Davis with Natixis.

Corey Davis: Two questions, first back to the psychiatry market and how you and Purdue are going to eventually parse this out. Obviously these are the thought leaders so a, I’m assuming that within psyches it also includes a sleep experts which might not have a formal psych title.

And secondly assuming that you do launch in to it, in—will Purdue hand off all of the docs that they’ve been detailing to you or would you kind of augment their efforts there?

Glenn Oclassen: No, to answer that in sort of reverse order, we would expect to take over the psych activity in its entirety.

You know frankly there’s a motivation for Purdue to hand that off to us because psychiatrists are not prolific prescribers of pain medications. But—so we—at the time that we exercise we would expect to be the only one of the collaboration continuing to call on psychiatrists.

And I’m sorry what was the first part of the question?

TRANSCEPT PHARMACEUTICALS, INC.

Moderator: Tom Soloway

08-03-09/7:30 am CT

Confirmation #5541799

Corey Davis: Just assuming it includes all sleep experts within psych.

Glenn Oclassen: Yeah, the relatively small number of sleep centers around the country we would expect to be making those calls.

Corey Davis: Okay, and then on to Europe, I mean I know you said Europe’s a priority, but given the complexities at the registration over there and the cost of it, and given that you said you could probably file with what you have already, would you file on your own before a partner to kind of enhance the value proposition?

Glenn Oclassen: That’s a decision that is under review as we speak, we have not made a final decision one way or the other. And I’ll caution you that we don’t yet know whether we’re going to need additional data in Europe.

We’re in the process of finding out. And I would expect that by the end of the year we’re going to have—in fact maybe even a little earlier than that, we’re going to have a much clearer idea on what is going to be needed for European application.

What we’re encouraged by is that we believe that there’s a more substantial market opportunity there and perhaps a regulatory—that’s actually not the right way to say it, a sleep research and sleep therapeutic attitude in Europe that is appropriate to a product that is used less frequently at lower dose for the treatment of a particular sleep—insomnia problem.

They’re pretty conservative over there in their attitudes and Intermezzo seems to fit within that rather conservative attitude. This is something we worked hard on during the first half of this year in determining and in talking to sleep researchers from around the continent. And the feedback has been quite specific and quite encouraging.

Corey Davis: Great, thanks, Glenn.

Glenn Oclassen: Thank you, Corey.

Operator: Gentlemen, there are no further questions at this time. Mr. Oclassen, I’d like to turn the conference back over to you for any additional or concluding remarks sir.

Glenn Oclassen: Well we obviously very much appreciate your attention to this rather long conference call. We’re thrilled to be moving forward with Purdue in this agreement.

It’s been exciting to get to know their team. We think they are fully committed to this product and we certainly are fully committed to working closely with them to maximize this success.

And now it becomes what have you done for me lately because we still have an NDA to be approved and we’ll be working full speed ahead to ensure that that occurs in the shortest possible period of time. And thank you all.

Operator: Once again that does conclude our conference, thank you for your participation.

END